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                                                                     EXHIBIT 99
NEWS RELEASE

From:                      Citizens First Bancorp, Inc.
Contact:                   Marshall J. Campbell
                           Chairman
Corporate Office:          525 Water Street
                           Port Huron, Michigan 48060
Telephone:                 (810) 987-8300

                          CITIZENS FIRST BANCORP, INC.
                 ANNOUNCES EARNINGS FOR THREE AND TWELVE MONTHS
            ENDED DECEMBER 31, 2003 AND $0.09 PER SHARE CASH DIVIDEND


FOR IMMEDIATE RELEASE:


         PORT HURON, MICHIGAN, FEBRUARY 13, 2004. Citizens First Bancorp, Inc. (the "Company")(Nasdaq: CTZN), the holding company for Citizens First Savings Bank (the "Bank"), today announced that it earned $2.9 million, or $0.38 per share, for the quarter ended December 31, 2003, as compared to net income of $3.3 million, or $0.42 per share, for the quarter ended December 31, 2002. Earnings for the twelve months ended December 31, 2003 were $12.3 million, or $1.58 per share. The decrease in net income for the three-months ending December 31, 2003 was primarily due to a decrease in noninterest income from mortgage banking activity accompanied by an increase in noninterest expense offset by a $1.6 million increase in net interest income. The increase in net income for the twelve month period was due to a $5.0 million increase in noninterest income as a result of mortgage banking activities partially offset by a decrease in net interest income due to lower market rates accompanied by an increase in noninterest expense. The Company's book value per share at December 31, 2003 increased to $18.59 from $17.28 at December 31, 2002, an increase of 7.6%.

DIVIDENDS

         On January 22, 2004 the Company's Board of Directors declared a quarterly cash dividend of $0.09 per share. The dividend is expected to be paid on February 18, 2004 to stockholders of record on February 6, 2004.

FINANCIAL CONDITION

         Total assets increased $94.1 million, or 9.4%, from $1.0 billion at December 31, 2002 to $1.09 billion at December 31, 2003. Net loans increased $110.8 million, or 13.5%, to $929.9 million from $819.1 million at December 31, 2002. Investment securities decreased $20.7 million, or 20.6%, from $100.4 million at December 31, 2002 to $79.7 million at December 31, 2003 as those funds were used to fund loan growth. Cash and cash equivalents also decreased $6.7 million, or 16.6% from $40.4 million at December 31, 2002 to $33.6 million at December 31, 2003. Premises and equipment increased $8.3 million, or 55.2%, as a result of the purchase of land for branch expansion, furniture and fixture purchases, additional branch renovation and the

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completion of the new Wadhams facility. Accrued interest and other assets increased $1.8 million to $16.4 million.

         Total liabilities increased $84.0 million to $936.1 million. Total deposits increased $76.7 million from $671.8 million at December 31, 2002 to $748.5 million at December 31, 2003. FHLB borrowings decreased $469,000 to $172.5 million from $173.0 million at December 31, 2002. Accrued interest and other liabilities increased $7.8 million to $15.0 million at December 31, 2003.

         Stockholders' equity increased $10.0 million from $148.2 million at December 31, 2002, to $158.2 million due to net income and an increase in unrealized gains on available for sale securities partially offset by the payment of dividends and the buyback of Company stock.

RESULTS OF OPERATIONS

         Net interest income before provision for loan losses increased $1.6 million from $8.0 million at December 31, 2002 to $9.6 million for the three months ended December 31, 2003 due primarily to growth in earning assets and lower overall interest rates paid on deposit accounts. Net interest income before provision for loan losses for the twelve months ended December 31, 2003 decreased $87,000, or 0.3%, to $34.45 million from $34.54 million for the same period last year.

         Non-interest income decreased $1.9 million, or 58.4%, to $1.4 million for the three months ended December 31, 2003 from $3.3 million for the three months ended December 31, 2002 primarily due to a decrease in income from mortgage banking activities due to a reduction in sales of loans to third parties. Non-interest income for the twelve months ended December 31, 2003 increased $5.0 million, or 63.6%, to $12.9 million from $7.9 million for twelve months ended December 31, 2002 primarily due to increased income from mortgage banking activities earlier in the year.

         Non-interest expense increased $663,000, or 11.2%, to $6.6 million for the three months ended December 31, 2003 from $5.9 million for the three months ended December 31, 2002 primarily due to a $430,000, or 16.8%, increase in compensation and benefit expenses due to an increase in number of employees and increased benefit costs primarily stock based benefit plans. Occupancy expense increased $216,000 due to the abandonment of fixed assets at the Company's main office as a result of current renovations and data processing expenses increased $259,000. Non-interest expense increased $4.1 million, or 17.8%, for the twelve months ended December 31, 2003 primarily due to a $2.1 million, or 19.0%, increase in compensation and benefit expenses partially due to increases in staff as a result of new branch openings and an increase in commissions paid for increased loan production. Professional expenses increased $205,000 primarily as a result of legal and auditing expenses as a result of changes required to comply with the Sarbanes-Oxley Act. Advertising expenses increased $411,000, or 51.1%, and other non-interest expenses increased $1.2 million and were partially offset by a $136,000 decrease in stationery and printing supplies.

         Citizens First Bancorp, Inc., through its subsidiaries Citizens First Savings Bank, currently serves its customers from 16 full service-banking offices in St. Clair, Sanilac, Huron and Lapeer counties.

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         Statements contained in this news release may be forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of such words as "intend," "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Such forward-looking statements are based on current expectations, but may differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, which are incorporated into this press release by reference. Other factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Bank's market area, changes in relevant accounting principles and guidelines and other factors over which management has no control. The forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.






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



                          CITIZENS FIRST BANCORP, INC.
                      RESULTS OF OPERATIONS (IN THOUSANDS):


                                                               Unaudited
                                                           For Quarter Ended
                                                              December 31,
                                                          2003            2002
                                                         -------        -------
Net Interest Income                                       $9,560         $7,975

Provision for Loan Losses                                    360            329

Net Interest income after provision                        9,200          7,646

Total Noninterest Income                                   1,375          3,303
Total Noninterest Expense                                  6,588          5,925
                                                          ------         ------

Income before Income Taxes                                 3,987          5,024
Income Tax Expense                                         1,129          1,688
                                                          ------         ------
Net Income                                                $2,858         $3,336
                                                          ======         ======

Net Interest Margin                                         3.56%          3.54%
Return on Average Assets                                    1.08%          1.37%
Return on Average Equity                                    7.48%          8.98%

Basic Earnings Per Share                                  $ 0.38         $ 0.42
Diluted Earnings Per Share                                $ 0.38         $ 0.42






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



                          CITIZENS FIRST BANCORP, INC.
                      RESULTS OF OPERATIONS (IN THOUSANDS):

                                                                Unaudited
                                                            For The Year Ended
                                                               December 31,
                                                          2003            2002
                                                         -------        -------
Net Interest Income                                      $34,454        $34,541

Provision for Loan Losses                                  1,440          1,141

Net Interest income after provision                       33,014         33,400

Total Noninterest Income                                  12,935          7,906
Total Noninterest Expense                                 27,373         23,243
                                                         -------        -------

Income before Income Taxes                                18,576         18,063
Income Tax Expense                                         6,255          6,204
                                                         -------        -------
Net Income                                               $12,321        $11,859
                                                         =======        =======

Net Interest Margin                                         3.38%          3.63%
Return on Average Assets                                    1.16%          1.23%
Return on Average Equity                                    8.06%          7.94%

Basic Earnings Per Share                                 $  1.58        $  1.46
Diluted Earnings Per Share                               $  1.56        $  1.46






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                          CITIZENS FIRST BANCORP, INC.
                           CONSOLIDATED BALANCE SHEET


                                                     Unaudited
                                                    December 31,      December 31,
                                                        2003             2002
                                                     ----------       ----------
Balance Sheet (in thousands):

Total Cash and Cash Equivalents                      $   33,647       $   40,356
Securities Available for Sale                            79,671          100,382
Loans held for sale                                       1,988            1,557
Loans, Net                                              929,889          819,136
Federal Home Loan Bank Stock                              9,416            9,180
Accrued Interest and other assets                        16,380           14,584
Premises and Equipment, net                              23,268           14,989
                                                     ----------       ----------
Total Assets                                         $1,094,259       $1,000,184
                                                     ==========       ==========

Deposits                                             $  748,530       $  671,830
FHLB Advances                                           172,534          173,003
Other                                                    15,008            7,196

Total Liabilities                                       936,072          852,029

Stockholders Equity                                     158,187          148,155
                                                     ----------       ----------

Total Liabilities and Equity                         $1,094,259       $1,000,184
                                                     ==========       ==========







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